Exhibit 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

March 2, 2015
FOR IMMEDIATE RELEASE

Media contact: Natalie Hedde, 812-491-4128 or nhedde@vectren.com
Investor contact: Robert Goocher, 812-491-4080 or rgoocher@vectren.com

Vectren, Indiana consumer advocate
renew gas energy efficiency plan

Evansville, Ind. - Vectren Energy Delivery of Indiana (Vectren; NYSE: VVC) and the Indiana Office of Utility Consumer Counselor (OUCC) filed a joint settlement today with the Indiana Utility Regulatory Commission (IURC) that enables the utility to continue to be aligned with customers in using less natural gas to lower energy bills. The energy efficiency plan, which was originally approved in 2006, was set to expire this month and would have ended the program at the end of 2015, and today’s settlement ensures it will continue through 2020.

Pursuant to the agreed plan, Vectren is positioned to continue to advocate broad energy efficiency programs, including rebates on high-efficiency appliances, and awareness in Indiana to help promote more efficient use of natural gas and reduce customer costs. A collaborative group, including the OUCC and other key stakeholders, as well as Vectren, will continue to administer the cost-effective programs.  The program also expands Vectren’s efforts to work together with overlapping electric utilities to jointly deliver gas and electric energy efficiency programs to achieve greater energy savings at lower costs.

In conjunction with continuing the energy efficiency program, the parties agreed to allow Vectren to continue to operate under a modified rate design, known as decoupling, through 2020 as well. The old rate model actually motivated Vectren to encourage customers to consume more energy. Continuation of the modified rate design ensures there is no linkage between natural gas sales and the utility’s cost recovery thereby aligning Vectren’s interests with the customers - to use the least amount of energy and, therefore, lower the bill.

“We are pleased to have reached an agreement with the OUCC to continue our efforts to help customers use energy wisely,” said Carl Chapman, chairman, president and CEO. “Our customers look to us for resources to help them to use less natural gas, and today’s settlement will ensure that partnership can continue in the coming years.”

“This agreement is a logical extension of the program that was first approved in 2006, and it continues an approach to energy efficiency that is consistent with the approach the OUCC is taking with other natural gas utilities throughout Indiana,” said Indiana Utility Consumer Counselor David Stippler. “We appreciate the collaborative effort from Vectren in this case, and look forward to continued efforts that will help consumers save energy.”

Over the last eight years, Vectren’s natural gas energy efficiency programs have helped customers save approximately 80 million therms, which is enough to heat nearly 100,000 homes for a year. To learn more about Vectren’s energy efficiency

Exhibit 99.1

programs and appliance rebates, which range from high-efficiency furnaces rebates to insulation and duct sealing, visit www.vectren.com/saveenergy or call 1-866-240-8476.

The customer’s natural gas bill is composed of two parts. The gas cost charge line item is a direct pass through of the cost of fuel Vectren has purchased on behalf of its customers and currently makes up about 60 percent of the customer bill. The utility is not allowed to earn a profit from the gas cost. The remaining 40 percent of the bill is the distribution and service charges line item, and it includes the recovery of operational costs and plant investments to ensure safe and reliable service.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.